EXHIBIT 10.3

FORM OF SEPARATION AGREEMENT

Article 1.

Purpose

Starcraft Corporation (the “Company” and/or “Employer”) and Kelly L. Rose (the “Employee”), the Company’s former President and Chief Executive Officer, and current Chairman of the Board of Directors, enter into this Agreement to terminate, subject to the provisions of this Separation Agreement, the Amended and Restated Employment Agreement dated as of July 23, 2003 by and between Employer and Employee, a copy of which is attached as Exhibit 1 hereto and incorporated herein by this reference (the “Employment Agreement”), in consideration of the mutual undertakings and agreements herein contained (including those attached as an Exhibit or Schedule hereto).

Article 2.

Definitions

Whenever used in this Agreement, unless defined herein, capitalized terms, words and phrases shall have the meaning described in the Employment Agreement.

Article 3.

Terms of Agreements

3.1. Separation Agreement. Subject to Section 3.2, this Agreement will become effective at the “Effective Time” as defined in Section 2.2 of that certain Agreement and Plan of Merger dated as of November 23, 2004, by and among Quantum Fuel Systems Technologies Worldwide, Inc., Quake Sub. Inc. and Starcraft Corporation (for purposes of this Agreement and each other Transaction Agreement (as defined below), the “Effective Date”).

3.2. Transaction Agreements. Notwithstanding the foregoing, this Agreement will not become effective until such time as each of the following documents has been duly executed by each party thereto (each, a “Transaction Agreement” and, together with this Agreement, the “Transaction Agreements”): (a) Mutual Release of Claims, executed by Employee and Employer, in the form attached hereto as Exhibit 3.2(a); (b) Consulting Agreement, by and between Employee and Employer, in the form attached hereto as Exhibit 3.2(b); (c) Asset Purchase and Sale Agreement, by and among Starcraft Acquisition, Inc., as purchaser, and

Employer, and Starcraft Automotive Group, Inc. as sellers, in the form attached hereto as Exhibit 3.2(c) (the “Purchase Agreement”) together with each of the closing documents contemplated therein; (d) Assignment of Patents, Trademarks and Licenses, by and between Employer and Starcraft Mark Holding Company, Inc., in the form attached hereto as Exhibit 3.2(d) (the “Intellectual Property Assignment”); and (e) Registration Rights Agreement, by and between Employee and Quantum Fuel Systems Technologies Worldwide, Inc., in the form attached hereto as Exhibit 3.2(e).

3.3. Employment Agreement. Effective immediately upon this Agreement becoming effective in accordance with Sections 3.1 and 3.2 hereof, and without any further action required on the part of either Employee or Employer, the Employment Agreement shall terminate and no longer be of any force or effect, subject to the ongoing obligations of Employer and Employee set forth in Article 4 hereof. However, until such time, Employer and Employee agree that the Employment Agreement continues in full force and effect unless it is terminated in accordance with its terms. Employer acknowledges that Employee’s annualized Base Compensation under the Employment Agreement is and shall be Four Hundred Fifty Thousand Dollars ($450,000). For so long as the Employment Agreement remains in full force and effect, any Base Compensation and other amounts payable under Sections 4, 5, and 6 of the Employment Agreement during the remainder of its term shall be paid when due, and Employee shall continue to participate in the Benefit Plans and other perquisites, provided in Sections 4, 5, and 6 of the Employment Agreement. For the avoidance of doubt, immediately upon the effectiveness of this Agreement, Employee shall not have any right or entitlement to receive the severance benefit as provided in Section 8 of the Employment Agreement.

Article 4.

Other Agreements

4.1. Health Insurance. At its own expense the Company shall continuously maintain the health benefit plan benefits (or substantially equivalent plan benefits) for Employee and his spouse, as described in Section 5 and Section 8.B(i) of the Employment Agreement, on, from and continuously after the Effective Date, for a period of two (2) years.

4.2. Liability Insurance. At its own expense the Company shall continuously maintain the liability insurance benefits and coverages (or substantially equivalent benefits and coverages) described in Section 25(A) of the Employment Agreement, and the rights of indemnity, contribution, hold harmless and recoupment in Section 25(B) of the Employment Agreement, for the benefit of Employee on, from and continuously after the Effective Date, for a period of six (6) years.

4.3. Offices. The Company acknowledges that the furniture, finishings and contents within the Employee’s office listed on Schedule 4.3 are the personal property of Employee, as are the collectible art works located throughout the building in which Employee’s office is located listed on Schedule 4.3. For so long as Employer or its affiliates maintain offices at 1123 South Indiana Avenue, Goshen, Indiana, or elsewhere in Elkhart County, at its own expense the Company shall provide to Employee his present office (or, if Employer and its affiliates move elsewhere within Elkhart County, an office reasonably satisfactory to both Employee and Employer) and his current executive assistant (or if she is for any reason not available, an executive assistant satisfactory to both Employee and Employer).

4.4. Appraisal. Prior to the Effective Date, at Employer’s sole cost and expense, Employer shall cause to be completed independent, third party appraisals of the real, personal and other property and assets to be transferred pursuant to the Intellectual Property Assignment and the Purchase Agreement (the “Appraisals”). William R. Neal of Rochester, Indiana will appraise the real property and improvements thereon and the remaining property will be appraised by appraisers selected by Employer, with the consent of Employee that will not be unreasonably withheld. Starcraft will, prior to the Effective Date, provide Employee with a copy of completed Appraisals.

4.5. Tax Matters.

(a) To the extent that the Internal Revenue Service determines that any payment to or benefit provided Employee will subject Employee to the excise tax prescribed by Section 4999 of the Internal Revenue Code, as amended (“Excise Tax”), then Employer shall pay to Employee the amount of such Excise Tax (“Excise Tax Payment”); provided that the total amount of such Excise Tax Payment shall not exceed Three Hundred Thousand Dollars ($300,000).

(b) Following a “determination,” as defined in Section 1313 of the Code, that Employer was obliged to withhold additional taxes from any amounts payable hereunder, in connection with any Transaction Agreement or otherwise, Employee shall promptly reimburse Employer for the amount of such taxes, together with penalties and interest thereon.

4.6. Continuing Confidentiality Obligations. Notwithstanding the termination of the Employment Agreement as provided in Section 3.3 hereof, Section 9 of the Employment Agreement, pursuant to which Employee is required to maintain in confidence and not disclose trade secrets and confidential information of Employer, shall remain in full force and effect.

4.7. Assignment of Inventions. Employee agrees and acknowledges that all right, title and interest with respect to all ideas, inventions, works of authorship and other subject matter (“Creations”) created, developed, reduced to practice, invented or otherwise made during Employee’s employment by Employer, or based on Employer’s confidential information, and any and all proprietary rights related thereto, shall solely vest in, inure to the sole benefit of, and be the sole property of, Employer without any limitations. If, notwithstanding the foregoing, Employee retains any right, title or interest with respect to any Creations or any related proprietary rights, Employee hereby assigns, transfers and conveys, and agrees to assign, transfer and convey, to Employer, without any limitations or any additional remuneration, all such right, title and interest.

Article 5.

Miscellaneous

5.1. Death of Employee. Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his estate.

5.2. Succession. Employer shall require any successor, assignee, distributee or other transferee of all or substantially all of its assets or business, or any person or entity that obtains control of Employer (whether direct or indirect, by purchase, merger, dissolution, liquidation, consolidation or otherwise) by agreement in form and substance reasonably satisfactory to Employee to expressly assume and agree to perform this Agreement as if no such transfer or change of control had taken place. As used in this Agreement, “Employer” shall mean Employer or any parent from time to time and any successor to its or their business or assets as aforesaid.

5.3. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

5.4. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

5.5. Alienation. No benefit payable at any time under this Agreement shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, levy, garnishment, or encumbrances of any kind.

5.6. Withholding. Employer shall withhold any applicable income, employment and other taxes that are required by law to be withheld from the benefits, payments and asset transfers provided for under this Agreement and the other Transaction Agreements.

5.7. Insurance. Employer’s responsibility to provide the benefits set forth in Section 5.2 will be satisfied by entering into contracts of insurance with reputable insurance carriers, paying the premiums therefore and otherwise complying with the contracts of insurance.

Any payment benefits thereunder shall be the exclusive responsibility of the insurer that is required to provide such benefits under such policy.

5.8. Status. Commencing upon the Effective Date and the termination of the Employment Agreement in accordance with the terms hereof, the Employee shall cease to be an employee of the Employer for any purpose. The payment of benefits under this Agreement shall be payments to a former employee.

5.9. Equitable Remedies. Employer acknowledges that money damages for breach of its agreements set forth in Sections 4.1, 4.2 and 5.2 of this Agreement would be inadequate to make Employee whole and so agrees that Employee may obtain specific performance of Sections 4.1, 4.2 and 5.2 of this Agreement in the event of Employer’s breach thereof, in addition to his other available remedies.

5.10. Applicable Law. In the event of a dispute concerning any terms in this Agreement, the parties agree to first attempt to resolve the dispute amicably. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court thereof. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

5.11. Limitation of Liability.

(a) In respect of each provision of this Agreement except Sections 4.1 and 4.2 hereof, to the extent permitted by applicable law, in no event shall Employer or Employee be liable under this Agreement for any consequential, special, indirect, exemplary, incidental or punitive damages whether in contract, tort or any other legal theory, even if it has been advised of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy.

(b) In respect of Sections 4.1 and 4.2 hereof, in no event shall Employer or Employee be liable under this Agreement for any exemplary or punitive damages whether in contract, tort or any other legal theory.

5.12. Entire Agreement Binding Effect. This Agreement, together with each other Transaction Agreement, is the entire agreement of the parties regarding the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, personal representatives, successors, and assigns.

5.13. Headings. The section and paragraph headings used herein are for convenience only and shall not be read or construed as limiting the substance or generality of such sections or paragraphs of this Agreement.

5.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

5.15. Notices. Any notice under this Agreement to Employee or Employer shall be in writing and, (a) if delivered by hand, shall be deemed to have been given when delivered, (b) if mailed, shall be deemed to have been given on the earlier of receipt or three (3) business days after the date when sent by registered or certified United States Mail, postage prepaid, return receipt requested (c) if sent by reputable national overnight courier service, shall be deemed to have been given on the earlier of receipt or the next business day after the date sent, freight prepaid, in each case addressed to Employee or Employer or other holder at its address shown below or at such other addresses as such party may, by written notice to the other, have designated as its address for such purposes.

If to Employee:	Kelly Rose

If to Employer:	Starcraft Corporation 1123 South Indiana Avenue Goshen, IN 45627

Attn: Michael H. Schoeffler

IN WITNESS WHEREOF the parties have duly executed this Separation Agreement this      day of                 , 2005.

EMPLOYER:
Starcraft Corporation

By:
Michael H. Schoeffler, Co-CEO

EMPLOYEE:

Kelly L. Rose

9